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                                                                   EXHIBIT 10(B)

                            CONSULTING AGREEMENT AND
                        FIRST AMENDMENT TO INTERNATIONAL
                              SERVICE AGREEMENT AND
                            NON-COMPETITION AGREEMENT


         This CONSULTING AGREEMENT AND FIRST AMENDMENT TO INTERNATIONAL SERVICE AGREEMENT AND NON-COMPETITION AGREEMENT (the "Agreement"), effective as of April 30, 1998, is between WALTER KISSLING, an individual currently residing at Bo Rohrmoser, San Jose, Costa Rica (the "Executive") and H.B. FULLER COMPANY, a Minnesota corporation, with its world headquarters located at 1200 Willow Lake Boulevard, St. Paul, Minnesota 55110-5132 (the "Company"). Any capitalized terms used and not defined herein have the respective meanings set forth in the International Service Agreement (as defined below) or the Non-Competition Agreement (as defined below).

                                    RECITALS

A. The Executive transferred to the United States in 1991 from a Company affiliate located in Costa Rica and the Executive has been employed by the Company since such date. The Executive is currently the retiring Chief Executive Officer of the Company and the Executive expects to formally retire his employment status and relocate his residence to his native Costa Rica on or about May 5, 1998 (the "Retirement Date"). Executive has relinquished his United States "green card" effective April 30, 1998 (the "Conversion Date") and will convert from "resident alien" status to "non-resident alien" status as of the end of the Conversion Date.

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B.   The Executive and the Company executed an initial "international service agreement" dated January 18, 1991 and effective from August 1, 1990 through July 31, 1995, with a renewal and modification of such agreement pursuant to a memorandum agreement dated June 26, 1997 and effective through August 1, 1999 (the "International Service Agreement"). Among other things, the International Service Agreement provides for tax equalization benefits payable by the Company to the Executive.

C. The Executive and the Company entered into an "agreement" which was executed by the Executive on May 10, 1989 and accepted by the company on May 16, 1989, providing, among other things, that the Executive would maintain the confidentiality of Confidential Information, assign all rights to Inventions to the Company and agree to refrain from competition with the Company and its affiliates for a 24-month period beginning after termination of Executive's employment with the Company (the "Non-Competition Agreement").

D. The Company interprets the tax equalization provisions of the International Service Agreement as ending upon the Conversion Date in connection with the Executive's repatriation to Costa Rica upon completion of his expatriate assignment and being inapplicable to (i) gains from sales of Company shares held by the Executive directly (or indirectly through any holding companies) prior to his U.S. expatriate assignment, and (ii) any income recognized by the Executive due to the Executive's exercise of

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     Company stock options after the Conversion Date or income recognized by the
     Executive upon the lapse of restrictions on certain Company restricted stock held by the Executive which lapse occurs after the Conversion Date. The Company, however, recognizes that the Executive may, in good faith, have interpreted the agreements in a different manner.

E. Because the Executive's successor as Chief Executive Officer of the Company was hired from outside of the Company and in light of the Executive's unique and substantial expertise and experience regarding the Company's worldwide operations, the Company desires to enter into a consulting arrangement with the Executive with such consulting services provided by the Executive from his Costa Rica, post-Retirement Date, country of residence and the Company further desires to extend the Non-Competition Agreement for an additional 36-month period after the initial 24-month period therein expires, in light of Executive's access to Company Confidential Information, Inventions and other intellectual property and trade secrets.

F. The Executive is willing to accept the provisions of this Agreement, including the consulting arrangement, and amendments and clarifications to the International Service Agreement and Non-Competition Agreement.

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                                    AGREEMENT

The parties, each intending to be legally bound hereby, agree as follows:

     SECTION 1.0 CONSULTING. Subject to the provisions of this Section 1.0, the Company hereby agrees to engage the Executive as a consultant to the Company and its affiliates for the terms set forth in Paragraph 1.2 and the Executive hereby accepts such engagement. The Executive will serve the Company as an independent contractor with respect to consulting provided hereunder and will not be considered an employee of the Company or any of its affiliates.

     1.1. The Executive will diligently and conscientiously perform the consulting duties reasonably requested hereunder by other executive officers of the Company or its affiliates.

     1.2. This Section 1.0 will become effective on the Retirement Date and, subject to earlier termination in accordance with Paragraph 1.3., will remain in force for a term of 24 months thereafter.

     1.3. The Company may terminate this Section 1.0 immediately on written notice to the Executive for cause, including (without limitation) fraud, misrepresentation, theft, embezzlement of assets of the Company or breach of any provision of this Section 1.0; and this Section 1.0 will terminate (a) upon the Executive's death, or (b) upon written notice from

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the Company in the event of the Executive's disability which disability prevents the Executive from performing his duties under this Agreement.

     1.4. The Company will reimburse the Executive in accordance with the Company's normal reimbursement policy for reasonable travel and other expenses incurred at the Company's or any of its affiliate's request in carrying out the Executive's duties under this Agreement. Reimbursement for approved expenses will be made within thirty (30) days of receipt from the Executive of an itemized expense report.

     1.5. Consideration for the Executive's services under this Section 1.0 is included in the compensation set forth in Section 3.0 below.

     1.6. For a period of 24 months after the Retirement Date, the Executive will be provided with a "Monthly Office Allowance" in an amount as specified in
Section 3.0. Office space selected by the Executive must be conveniently located relative to facilities of subsidiaries of Company in Costa Rica. Executive must notify the Company when suitable office space has been obtained. The Monthly Office Allowance will terminate earlier than 24 months after the Retirement Date upon the Executive's death. Notwithstanding the preceding provisions, for periods during which office space and reasonable and customary support services are provided by the Company at the facilities of one of its subsidiaries in Costa Rica, no Monthly Office Allowance will be payable. During the term of this consulting relationship pursuant to Section 1.0, the Executive agrees to by physically present (whether working on personal business of the Executive or providing consulting services hereunder) in

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such office for an average of ten (10) hours per week subject to a maximum physical presence requirement of five hundred (500) hours per year. The Executive will make reasonable efforts to receive messages or other communications (including voice mail or e-mail messages) on a periodic basis and respond to reasonable requests for consulting services from executive officers of the Company or any of its affiliates throughout the world. The Executive will only be required to respond to reasonable requests for consulting services received through the office maintained at the Company affiliate in Costa Rica, and in no event will the Executive be required to perform actual consulting services pursuant to any such requests in excess of an average of forty (40) hours in any calendar month or a maximum of 300 hours in a calendar year.

         SECTION 2.0.      AMENDMENT TO NON-COMPETITION AGREEMENT.

         2.1. Section D(1) at page 5 of the Non-Competition Agreement is amended to increase the "Non-Competition Period" as set forth therein from 24 months to 60 months.

         2.2. Consideration for Executive's agreement to extend the Non-Competition Period to a 60-month period, is included in the compensation set forth in Section 3.0 of this Agreement.

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     SECTION 3.0. ADDITIONAL COMPENSATION TO EXECUTIVE. In consideration of the
Executive's undertakings pursuant to this Agreement, the Executive is entitled to receive cash payments from the Company on the following dates and in the following amounts:

        DATE                                        AMOUNT

        Retirement Date                            $300,000
        December 31, 1998                           130,000
        December 31, 1999                           125,000
        Monthly Office Allowance*                    60,000
                                                   --------
        Total                                      $615,000
                                                   ========

            * ($2,500/mo. for up to 24 months)

     3.1. Payments pursuant to this Section 3.0 will be made to the Executive by check or wire transfer to the Executive. Any such payments will be made net of applicable foreign, federal, state or local withholding taxes that may legally be imposed on any such payments as determined in the reasonable discretion of the Company.

     SECTION 4.0 AMENDMENT TO INTERNATIONAL SERVICE AGREEMENT.

     4.1. The International Service Agreement will no longer expire on August 1, 1999, but will end effective on the Conversion Date. Accordingly, except as otherwise provided in Paragraph 5.4 hereof, tax equalization provisions under the International Service Agreement will generally cease to apply to any income recognized after the Conversion Date.

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     4.2. The International Service Agreement is hereby further amended to provide in Section IX ("Tax Equalization") thereof that the list of items not subject to tax protection will include the following additional items:

     (5) UNDER NO CIRCUMSTANCES WILL GAINS FROM SALES OF COMPANY SHARES HELD BY THE EXECUTIVE DIRECTLY (OR INDIRECTLY THROUGH ANY HOLDING COMPANIES) PRIOR TO HIS U.S. EXPATRIATE ASSIGNMENT BE COVERED BY TAX EQUALIZATION. THIS INCLUDES WITHOUT LIMITATION ANY SUCH AMOUNTS OF INCOME FROM EXECUTIVE'S WHOLLY OWNED CONTROLLED FOREIGN CORPORATION (TALEX S.A.) THAT MAY OTHERWISE BE TREATED AS U.S. SOURCE INCOME UNDER APPLICABLE INCOME APPORTIONMENT RULES OF THE U.S. INTERNAL REVENUE CODE.

     (6) ANY INCOME RECOGNIZED BY THE EXECUTIVE DUE TO THE EXECUTIVE'S EXERCISE OF COMPANY STOCK OPTIONS AFTER APRIL 30, 1998 OR INCOME RECOGNIZED BY THE EXECUTIVE UPON THE LAPSE OF RESTRICTIONS ON CERTAIN COMPANY RESTRICTED STOCK HELD BY THE EXECUTIVE WHICH LAPSE OCCURS AFTER APRIL 30, 1998 ARE NOT COVERED BY TAX EQUALIZATION.

     4.3. The terms of the "Deferred Compensation Agreement" dated December 22, 1994, as amended, which is effective for the period January 1, 1995 through the Executive's retirement, are in no way modified or amended pursuant to the terms of this Agreement.

     4.4. In addition to the amendments to the International Service Agreement, as amended pursuant to this Agreement, the parties hereto desire to acknowledge that the terms and provisions of the Company's "Tax Equalization Guidelines," effective June 1, 1996, are generally incorporated by reference in the International Service Agreement, as amended, between the Company and the Executive, but only to the extent that such Tax Equalization Guidelines are consistent with the International Service Agreement, as amended hereby. In

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any case where the Tax Equalization Guidelines are inconsistent with the
International Service Agreement as amended hereby, the International Service Agreement, as amended, controls.

     SECTION 5.0 COVENANTS OF EXECUTIVE.

     5.1. Upon exercise of any stock options held by the Executive after the Conversion Date, the Executive will utilize and agrees to engage in a "cashless exercise" of outstanding options, whereby the Company will be entitled to immediately convert shares otherwise to be issued to the Executive into cash and make appropriate income and payroll tax withholdings with respect to such exercise.

     5.2. With respect to the lapse of applicable restrictions on Company restricted stock, the Executive will pay to the Company the amount of any applicable foreign, federal, state or local withholding amounts and payroll taxes otherwise owing by the Executive and required to be withheld by the Company as a result of the income generated upon the lapse of restrictions with respect to such restricted stock. To the extent the Executive does not promptly tender required withholding amounts to the Company to allow for appropriate withholding, the Company will be entitled to set-off against any amounts otherwise owing to the Executive, including amounts payable pursuant to this Agreement, in order to fund any required withholding of income or payroll taxes with respect to such lapse.

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     5.3. This Agreement has been entered into with the expectation that
Executive will not be considered a "resident alien" of the United States under U.S. tax law for the portion of the 1998 calendar year of Executive beginning after the Conversion Date and ending on December 31, 1998. To avoid "resident alien" status for such portion of 1998, Executive understands he will need to limit the number of days he is present in the United States during the remainder of 1998, as well as during the 1999, 2000, and 2001 calendar years (although no tax equalization will be provided for 1999 or subsequent years under any circumstances), in order to comply with the "nominal presence" test of Internal Revenue Code Section 7701(b)(2)(C) during the remainder of 1998 and the provisions, thereafter. If Executive does not avoid "resident alien" status for the portion of his 1998 calendar year beginning after the Conversion Date for any reason other than a medical emergency described in Section 5.4., Executive will not be entitled to any tax equalization or other indemnification or reimbursement hereunder for any United States federal or state or local tax liability (or gross-up with respect thereto) that he incurs related to any income recognized or realized directly or indirectly by the Executive after the Conversion Date and Company will only be liable for any tax equalization hereunder as would have been owing had Executive avoided "resident alien" status for the post-Conversion Date portion of 1998.

     5.4. Notwithstanding Section 5.3., Executive will be entitled to tax equalization and indemnification hereunder despite his post-Conversion Date status as a "resident alien" during 1998 if the Executive's sole and exclusive reason for entering and remaining in the United States in excess of 10 days after the Conversion Date is caused by a significant medical emergency during calendar year 1998 with respect to either the Executive or the

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Executive's spouse, whereby the Executive or his spouse is required to be hospitalized pursuant to the recommendation of the personal physician of the Executive or Executive's spouse, and which hospitalization in calendar year 1998 results in the Executive being physically in the United States for a period of time that causes the Executive to be treated as a "resident alien" during the 1998 calendar year or thereafter. In circumstances where a significant medical emergency causes the Executive to be a resident alien of the United States during the 1998 calendar year, the Company will provide applicable tax equalization payments to the Executive with respect to any additional U.S. tax liability incurred by the Executive as a result of such unanticipated resident alien status. Notwithstanding this Paragraph 5.4., in no event will the Executive be entitled to tax equalization payments with respect to (i) gains from sales of Company shares held by the Executive directly or indirectly (including shares held by Talex S.A.) prior to his U.S. expatriate assignment, or (ii) any taxable income incurred by the Executive during the 1999 or any subsequent calendar year, whether or not the Executive is treated as a resident alien of the United States, and irrespective of any medical emergency causing the Executive to be present in the United States for any time periods beginning on January 1, 1999 or thereafter.

     SECTION 6.0 TAX RETURN PREPARATION. The tax return preparation provisions of the International Service Agreement shall apply to the Executive for the 1998 and 1999 calendar years, and will remain in force until applicable tax returns for such periods have been filed by the Executive.

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     SECTION 7.0 COMPANY INDEMNIFICATION. To the extent that any of the payments of compensation to the Executive pursuant to Section 3.0 hereof are determined to have a U.S. source, resulting in U.S. or state or local income taxation thereof to the Executive, the Company will indemnify and hold the Executive harmless from such additional United States or state or local income tax liability in the same manner and under the same conditions and computations as previously provided under the International Service Agreement, as amended, including the Company's Tax Equalization Guidelines as made applicable thereto. If the Executive should die during the term of this Agreement and, after giving effect to pending liabilities of the Executive's estate, the Executive's estate becomes subject to U.S. estate or gift taxes as a result of this Agreement, and solely as a result of this Agreement, the Company will indemnify and hold the Executive's estate harmless from such estate or gift tax liability arising as a result of this Agreement. The provisions of this Section 7.0 will survive the termination of this Agreement and will be applicable until 90 days after the applicable statutes of limitations with respect to Executive's United States, and state or local income, estate or gift tax returns have expired.

     SECTION 8.0 MISCELLANEOUS.

     8.1. NO CONFLICTS. The Executive represents and warrants to the Company that neither the entering into of this Agreement nor the performance of any of the Executive's obligations hereunder will conflict with or constitute a breach under any obligation of the Executive under any agreement or contract to which the Executive is a party or any other obligation by which the Executive is bound that has not otherwise been described herein.

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     8.2. NATURE OF RELATIONSHIP. The Executive is an independent contractor and will not act as an agent or employee of the Company nor will the Executive be deemed to be an employee of the Company for the purposes of any employee benefit programs, income tax withholding, FICA taxes, foreign taxes, unemployment benefits, or otherwise, except as otherwise expressly stated herein. The Executive agrees that he is not entitled to any benefits provided to employees of the Company or any of its affiliates in connection with his performance of services pursuant to this Agreement and agrees not to make any claims for benefits against the Company, any of its affiliates, any plan sponsored or maintained by the Company or any affiliate or any employee, officer, director, agent, fiduciary or other service provider of the Company, any affiliate or any plan.

     8.3. SUCCESSORS AND ASSIGNS. This Agreement is binding on and inures to the benefit of the Company's successors and assigns, all of which are included in the term "Company" as it is used in this Agreement.

     8.4. MODIFICATION. This Agreement may be modified or amended only by a writing signed by both the Company and the Executive.

     8.5. GOVERNING LAW. The laws of the State of Minnesota will govern the validity, construction and performance of this Agreement.

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     8.6. CONSTRUCTION. Wherever possible, each provision of this Agreement will be interpreted so that it is valid under the applicable law. If any provision of this Agreement is to any extent invalid under the applicable law, the provision will still be effective to the extent it remains valid. The remainder of this Agreement will also continue to be valid and the entire Agreement will continue to be valid in other jurisdictions.

     8.7. WAIVERS. No failure or delay by either of the Company or the Executive in exercising any right or remedy under this Agreement will waive any provision of the Agreement.

     8.8. NOTICES. All notices and other communications required or permitted under this Agreement shall be in writing and shall be, hand-delivered or sent by registered or certified first-class U.S. mail, postage prepaid, or commercial overnight delivery service and shall be effective upon delivery of hand-delivered, three days after mailing if mailed, or two days after delivery to a commercial overnight delivery service, in each case to the address stated at the beginning of this Agreement, or, with respect to the Executive, such address in Costa Rica as the Executive may notify the Company promptly after the Retirement Date. The addresses may be changed by the parties at any time by like notice.

     8.9. NO OTHER MODIFICATIONS. This Agreement represents the sole amendment and modification to the International Service Agreement and the Non-Competition Agreement. Such agreements shall remain in full force and effect in all respects except as expressly amended or modified pursuant to this Agreement.

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     IN WITNESS WHEREOF, the Company and the Executive have executed this
Agreement effective as of the date first above written.


COMPANY:                               EXECUTIVE:
--------                               ----------


H.B. FULLER COMPANY,                   /s/ Walter Kissling
a Minnesota corporation                ------------------------------
                                       WALTER KISSLING


By:  /s/ Richard C. Baker
     -------------------------------
Its: Vice President
     -------------------------------

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